                           SCHEDULE 14C INFORMATION

               Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No. )

Check the appropriate box:

[_]  Preliminary Information Statement     [_]  CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED BY
                                                RULE 14C-5(D)(2))

[X]  Definitive Information Statement

                      INDIANAPOLIS POWER & LIGHT COMPANY
--------------------------------------------------------------------------------
                 (Name of Registrant As Specified In Charter)


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


                      INDIANAPOLIS POWER & LIGHT COMPANY
                              One Monument Circle
                                 P.O. Box 1595
                       Indianapolis, Indiana 46206-1595

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 21, 1999

TO THE SHAREHOLDERS OF
INDIANAPOLIS POWER & LIGHT COMPANY

     The Annual Meeting of Shareholders of Indianapolis Power & Light Company will be held at the office of the Company, One Monument Circle, Indianapolis, Indiana on Wednesday, April 21, 1999, at 10:00 A.M. (Indianapolis Time), for the following purposes:

    1. To elect fifteen (15) directors to hold office for terms of one year each and until their successors are duly elected and qualified; and

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on Wednesday, March 3, 1999, are entitled to notice of and to vote at the Annual Meeting.

     Proxies will not be solicited for this meeting and you are requested not to send us a proxy. Shareholders are welcome to attend the meeting in person and cast their votes by ballot on the issues presented at the meeting.

     By order of the Board of Directors.

                                       Indianapolis Power & Light Company
                                       By: Bryan G. Tabler, Secretary

Indianapolis, Indiana
March 15, 1999

                       INDIANAPOLIS POWER & LIGHT COMPANY
                             INFORMATION STATEMENT

                               TABLE OF CONTENTS

GENERAL INFORMATION........................................................   1

OTHER BUSINESS.............................................................   1
    Shareholder Proposals for 2000 Annual Meeting..........................   1

RELATIONSHIP WITH AUDITOR..................................................   1

VOTING SECURITIES AND BENEFICIAL OWNERS....................................   2

DIRECTORS AND NOMINEES.....................................................   2
    Election of Fifteen Directors..........................................   2

INFORMATION REGARDING THE BOARD OF DIRECTORS...............................   4
    Procedure To Propose Nominees For Director.............................   4
    Number Of Board Meetings and Attendance................................   4
    Standing Committees of the Board.......................................   5
    Compensation Committee Interlocks and Insider Participation............   5
    Compensation of Directors..............................................   6
    Certain Business Relationships.........................................   6
    Vote Required For Election of Directors................................   6

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION..............   7
    Compensation Policies Relating Generally to Executive Officers.........   7
    Base Salary............................................................   7
    Annual Incentive Plan..................................................   8
    Long-Term Performance and Restricted Stock Incentive Plan..............   8
    Stock Options..........................................................   9
    Basis for Chief Executive Officer's Compensation.......................   9
    Deductibility of Executive Compensation................................   9

COMPENSATION OF EXECUTIVE OFFICERS.........................................  10
    Nature and Types of Compensation.......................................  10
    Summary Compensation--Table I..........................................  10
    Option/SAR Exercises in Last Fiscal Year--Table II.....................  12
    Performance Graph--Table III...........................................  13
    Performance Graph......................................................  14
    Pension Plans..........................................................  14
    Pension Plan Table--Table IV...........................................  14
    Employment Contracts and Termination of Employment and Change-in-
     Control Arrangements..................................................  15

                      INDIANAPOLIS POWER & LIGHT COMPANY

                             INFORMATION STATEMENT
                                Relating to the
                        Annual Meeting of Shareholders
                                April 21, 1999
                      (Mailed on or about March 15, 1999)

                              GENERAL INFORMATION

     The following information is furnished in connection with the Annual Meeting of Shareholders of Indianapolis Power & Light Company ("IPL") to be held April 21, 1999 at 10:00 A.M. (Indianapolis Time) at the principal office of Indianapolis Power & Light Company, One Monument Circle, Indianapolis, Indiana 46204.

     At the close of business on December 31, 1983, IPL became a subsidiary of IPALCO Enterprises, Inc. ("IPALCO") and, as a result, IPALCO owns all 17,206,630 outstanding shares of IPL's Common Stock. There are also 591,353 shares of IPL's Cumulative Preferred Stock outstanding.

     Since IPALCO's ownership represents more than 93% of the total votes that could be cast for the election of directors, and shareholders do not have cumulative voting rights, the Board of Directors considered it inappropriate to solicit proxies for IPL's Annual Meeting of Shareholders. Please be advised, therefore, that this is only an Information Statement. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. However, if you wish to vote your shares of Cumulative Preferred Stock, you may do so by attending the meeting in person and casting your vote by a ballot which will be provided for that purpose.

                                OTHER BUSINESS

     Management is not presently aware of any business to be presented at the Annual Meeting other than the election of directors. The minutes of the Annual Meeting of Shareholders held April 15, 1998 will be presented for approval at the 1999 Annual Meeting; however, such action is not intended to constitute approval or disapproval of any matter referred to in such minutes.

Shareholder Proposals for 2000 Annual Meeting

     If a shareholder intends to present a proposal at the Annual Meeting of Shareholders to be held April 19, 2000, the proposal must be received by the Corporate Secretary not later than November 17, 1999 for inclusion in IPL's proxy or information statement and form of proxy, if applicable. The proposal must comply in all respects with the rules and regulations of the Securities and Exchange Commission and the By-Laws of IPL. Under IPL's By-Laws, other proposals which are not included in the proxy or information statement will be considered untimely and will not be presented at that meeting unless they are received by the Secretary of IPL in writing, no later than January 31, 2000.

                           RELATIONSHIP WITH AUDITOR

     Deloitte & Touche LLP (the "Auditor") with offices at Bank One Center/Tower, 111 Monument Circle, Suite 2000, Indianapolis, Indiana, has been the auditor for IPL since the year 1952, and was appointed by the Board of IPALCO upon recommendation of the Audit Committee to serve as such during the current year. A representative of the Auditor will be present at the Annual Meeting of Shareholders and will be given an opportunity to make a statement and to respond to appropriate questions from shareholders.

                    VOTING SECURITIES AND BENEFICIAL OWNERS

     On January 15, 1999, IPL had outstanding 17,206,630 shares of Common Stock and 591,353 shares of Cumulative Preferred Stock issued in five (5) separate series. Each share of Cumulative Preferred Stock entitles its owner to two (2) votes, and each share of Common Stock entitles its owner to one (1) vote upon each matter to come before the meeting. Only shareholders of record at the close of business on Wednesday, March 3, 1999, will be entitled to vote at the meeting or at any adjournment thereof.

     At January 15, 1999, the following beneficial owners held more than 5% of a class of IPL's voting securities:


  Title of         Name and Address          Amount and Nature    Percent
  Class           of Beneficial Owner     of Beneficial Ownership of Class
--------------------------------------------------------------------------
  Common Stock IPALCO Enterprises, Inc.    17,206,630 shares (1)    100%
               One Monument Circle
               Indianapolis, IN 46204

-------
(1)IPALCO Enterprises, Inc. has sole power to vote and dispose of all shares shown as beneficially owned by it.

     At January 15, 1999, none of the directors, executive officers or nominees for director of IPL beneficially owned equity securities of IPL.


                     Name and Address        Amount and Nature    Percent
  Title of Class   of Beneficial Owner    of Beneficial Ownership of Class
--------------------------------------------------------------------------
  Preferred Stock Wellington Management       75,000 shares of     12.7%
                  Company, LLP                5.65% Cumulative
                  75 State Street           Preferred Stock (2)
                  Boston, MA 02109

-------
(2) Pursuant to a Schedule 13G received by IPL, Wellington Management Company, LLP ("WMC") in its capacity as investment adviser, may be deemed to beneficially own 75,000 shares of the Cumulative Preferred Stock of IPL which are held of record by clients of WMC. WMC has shared power to dispose or to direct the disposition of such shares.

                            DIRECTORS AND NOMINEES

Election of Fifteen Directors

     The Executive Committee of IPL's Board of Directors nominated 15 nominees for election as directors at its Annual Meeting for terms of one year each and until their successors are duly elected and qualified. All nominees, other than Daniel R. Coats, currently are members of the Board and all nominees have consented to serve if elected. The nominees for director and the names, ages, (as of April 21, 1999), job experience and directorships of such nominees are as follows:

Joseph D. Barnette, Jr., 59, Chairman and Chief Executive Officer of Bank One,
     Indiana, NA, since March, 1997. Prior to that, Mr. Barnette was Chairman and Chief Executive Officer of Bank One, Indianapolis, NA (October, 1994-March, 1997), Chairman and Chief Executive Officer (January, 1993-December, 1998), and President and Chief Executive Officer (July, 1990-January, 1993) of Banc One Indiana Corporation, and President and Chief Executive Officer of Bank One, Indianapolis, NA (January, 1990-October,
     1994). He is a director of IPALCO and Meridian Insurance Group, Inc. He has been a director of IPL since January, 1993.

Robert A. Borns, 63, Chairman of Borns Management Corporation (real estate owners and managers), Indianapolis, Indiana since 1961, and Chairman of Correctional Management Company L.L.C. since 1996. Mr. Borns serves on numerous boards, including the Board of Trustees of Indianapolis Museum of Art; Indianapolis Symphony Orchestra; Indiana University Foundation; and St. Vincent Hospital Advisory Board. He is also a director of IPALCO; Standard Management Corporation; and Artistic Media Partners. He has been a director of IPL since April, 1986 (excluding the period March 15 to August 23, 1993).

Daniel R. Coats, 55, Partner, Verner, Liipfert, Bernhard, McPherson and Hand since February 1, 1999. Senator Coats represented the State of Indiana in the U.S. Senate from 1988 to 1998, and represented Indiana's Fourth District in the U.S. House of Representatives from 1981 to 1988. Senator Coats currently serves as National Board President of Big Brothers Big Sisters of America, an organization he has been associated with since 1972. He is also a board member of the International Republican Institute and the Wheaton College Board of Visitors.

Mitchell E. Daniels, Jr., 50, Senior Vice President, Corporate Strategy and
     Policy, Eli Lilly and Company (pharmaceuticals manufacturer), Indianapolis, Indiana. During the period April 1, 1993 to January 6, 1996, Mr. Daniels was President, North American Pharmaceutical Operations of Eli Lilly and Company. Prior to that time, he was Vice President, Corporate Affairs of Eli Lilly and Company and President and Chief Executive Officer of Hudson Institute, Inc. (March, 1987 to August,
     1990). He is a director of IPALCO and has been a director of IPL since November, 1989.

Rexford C. Early, 64, President of Carlisle Insurance Agency, Inc.,
     Indianapolis, Indiana, a position he has held for more than five years. Mr. Early was Chairman of the Indiana Republican Party from March, 1991 to March, 1993. He is a trustee of the Indianapolis Foundation and served as its Chairman in 1998, and he is a trustee of the English Foundation. He is a director of IPALCO and has been a director of IPL since August, 1993.

Otto N. Frenzel III, 68, Chairman, Executive Committee, National City Bank of
     Indiana, Indianapolis, Indiana. Mr. Frenzel has held his present position since January, 1996. For more than 3 years prior to that time, Mr. Frenzel was Chairman of the Board of National City Bank, Indiana. Prior to May, 1992, Mr. Frenzel was Chairman of the Board of Merchants National Bank & Trust Company of Indianapolis and Chairman of the Board of Merchants National Corporation. He is a director of IPALCO; American United Life Insurance Company; Indiana Energy, Inc.; Indiana Gas Company, Inc.; and Baldwin & Lyons, Inc. He has been a director of IPL since April, 1977.

Max L. Gibson, 58, President of Majax Corporation (waste consulting firm),
     Terre Haute, Indiana, for the past five years. For more than five years prior to his consulting work, Mr. Gibson was President of Victory Services Corporation (waste disposal), Terre Haute, Indiana. He is a director of IPALCO; First Financial Corporation; Terre Haute First National Bank; and First State Bank, Brazil, Indiana. He has been a director of IPL since August, 1993.

John R. Hodowal, 54, Chairman of the Board and President of IPALCO and
     Chairman of the Board and Chief Executive Officer of IPL. Except for the Chairmanship of IPL which he assumed in February, 1990, Mr. Hodowal has held his current positions since May, 1989. For some years prior to that time, he was Vice President and Treasurer of IPALCO and Executive Vice President of IPL. He is a director of IPALCO and Anthem Insurance Companies, Inc. He has been a director of IPL since April, 1984.

Ramon L. Humke, 66, Vice Chairman of IPALCO and President and Chief Operating
     Officer of IPL. Prior to February, 1990 when he assumed his present position with IPL, Mr. Humke was President and Chief Executive Officer of Ameritech Services and Senior Vice President of Ameritech Bell Group (September, 1989--February, 1990) and President and Chief Executive Officer of Indiana Bell Telephone Company (October, 1983--September,
     1989). He is a director of IPALCO; LDI Management, Inc.; Monument Advisors, LLC; and is Chairman of the Boards of Meridian Mutual Insurance Company and Meridian Insurance Group, Inc. He has been a director of IPL since February, 1990.

Andre B. Lacy, 59, General Partner and Chief Executive of LDI, Ltd. (an industrial and investment limited partnership), Chairman of the Board, Chief Executive Officer and President of LDI Management, Inc., the managing general partner of LDI, Ltd.; and Chairman and Chief Executive Officer of all subsidiaries and divisions thereof. He has held his present positions for more than 5 years. He is a director of IPALCO; Tredegar Industries, Inc.; Albemarle Corporation; FinishMaster, Inc.; Herff Jones; Patterson Dental Co.; and The National Bank of Indianapolis. He has been a director of IPL since April, 1987.

L. Ben Lytle, 52, Chairman, President and Chief Executive Officer, Anthem Insurance Companies, Inc. (insurance and financial services), Indianapolis, Indiana. He served as Chairman from March, 1994 to March, 1996, was re-elected Chairman in November, 1997, and has held the remaining positions since 1989. He is a director of IPALCO; Duke Realty Investments, Inc.; Central Newspapers, Inc.; and Anthem Insurance Companies, Inc. and its subsidiaries. He has been a director of IPL since April, 1992.

Michael S. Maurer, 56, Chairman of the Board of The National Bank of
     Indianapolis since December, 1993. Mr. Maurer is Chairman of the Board of MyStar Communications Corporation (radio station operations), a position he has held for more than five years; and Chairman of the Board of IBJ Corporation (newspaper publisher) since December, 1990. He is a director of IPALCO and has been a director of IPL since January, 1993.

Andrew J. Paine, Jr., 61, Retired: Prior to his retirement in October, 1998,
     Mr. Paine was President and Chief Executive Officer of NBD Bank NA, and Executive Vice President of First Chicago NBD Corporation. In his position with NBD Bank, NA, he directed the operation of all NBD banks in Indiana. In 1981, Mr. Paine was named Vice Chairman of Indiana National Bank, and was elected Executive Vice President of NBD Bancorp after it acquired INB in 1992. Mr. Paine was named Chief Executive Officer of NBD Indiana, Inc. in June, 1994 and Executive Vice President of First Chicago NBD Corporation in 1995. He is a director of IPALCO; Indianapolis Life Insurance Company; and Bankers Life Insurance Company of New York. He has been a director of IPL since May, 1997.

Sallie W. Rowland, 66, Chairman and Chief Executive Officer of Rowland Design,
     Inc. (an architectural, interiors and graphic design firm), Indianapolis, Indiana, positions she has held for more than 5 years. Mrs. Rowland serves on various community boards including the Indianapolis Chamber of Commerce and Indianapolis Project. She is a director of IPALCO; Meridian Insurance Group, Inc.; and Meridian Mutual Insurance Company. She has been a director of IPL since April, 1988.

Thomas H. Sams, 57, President and Chief Executive Officer, Waldemar
     Industries, Inc. (an investment holding company), Indianapolis, Indiana, and an officer of various subsidiary and affiliated corporations thereof. Mr. Sams has held these positions since 1966. He is a director of IPALCO and Meridian Insurance Group, Inc. He has been a director of IPL since April, 1986.

                 INFORMATION REGARDING THE BOARD OF DIRECTORS

Procedure To Propose Nominees For Director

     IPL will accept timely recommendations by shareholders of proposed nominees for director. All such proposals must be received by IPL's Corporate Secretary not later than January 2 of any year for consideration at that year's Annual Meeting of Shareholders. The Executive Committee will review nominees proposed by shareholders in the same manner as other proposed nominees.

Number of Board Meetings and Attendance

     Each director of IPL is elected for a term of one year and until his or her successor is duly elected and qualified. During the year 1998, the Board of Directors of IPL held 11 meetings. Its Executive Committee and Audit Committee held a total of 10 meetings. Each director attended more than 85% of the aggregate of Board meetings and assigned committee meetings except for Mr. Andrew J. Paine, Jr. who attended over 71%. On average, all directors attended more than 92% of Board and committee meetings held in 1998.

                       STANDING COMMITTEES OF THE BOARD

           Board Member                Board                 Audit                 Executive
   -----------------------------------------------------------------------------------------
     Joseph D. Barnette, Jr.            X
   -----------------------------------------------------------------------------------------
     Robert A. Borns                    X                                              X
   -----------------------------------------------------------------------------------------
     Mitchell E. Daniels, Jr.           X
   -----------------------------------------------------------------------------------------
     Rexford C. Early                   X
   -----------------------------------------------------------------------------------------
     Otto N. Frenzel III                X                                             X
   -----------------------------------------------------------------------------------------
     Max L. Gibson                      X
   -----------------------------------------------------------------------------------------
     John R. Hodowal                    X*                                            X*
   -----------------------------------------------------------------------------------------
     Ramon L. Humke                     X                                             X
   -----------------------------------------------------------------------------------------
     Andre B. Lacy                      X                     X                       X
   -----------------------------------------------------------------------------------------
     L. Ben Lytle                       X
   -----------------------------------------------------------------------------------------
     Michael S. Maurer                  X                     X
   -----------------------------------------------------------------------------------------
     Andrew J. Paine, Jr.               X                     X
   -----------------------------------------------------------------------------------------
     Sallie W. Rowland                  X                     X*
   -----------------------------------------------------------------------------------------
     Thomas H. Sams                     X                                             X
   -----------------------------------------------------------------------------------------
   -----------------------------------------------------------------------------------------
     Meetings held in 1998              11                     3                       7

    * Chairperson

Audit: Examines and inquires into the effectiveness of auditing, accounting, financial reporting and internal control functions. Recommends the appointment of the auditor, reviews the scope of the audit, reviews the auditor's report and makes appropriate recommendations to the Board after such review. All members are non-employee directors.

Executive:   May act on behalf of the Board when the full Board is not is session. Performs the functions of a nominating committee. It reviews the qualifications of candidates to stand for election to the Board of Directors and makes specific recommendations with respect thereto. In addition, the Executive Committee considers and recommends the declaration of dividends.

Compensation Committee Interlocks and Insider Participation

     There is no standing Compensation Committee of the Board of Directors of IPL. Mr. John R. Hodowal and Mr. Ramon L. Humke consult with the Compensation Committee of the Board of Directors of IPALCO concerning the base salary component of executive officer compensation. Mr. Frenzel is Chairman, and Messrs. Borns, Early, Gibson, and Sams are the members of IPALCO's Compensation Committee. However, Mr. Hodowal and Mr. Humke do not participate in discussions with the Compensation Committee with regard to their own compensation. IPL's President and Chief Operating Officer, Mr. Ramon L. Humke, is a member of the Compensation Committee of the Board of Directors of LDI Management, Inc. Mr. Andre B. Lacy is Chairman of the Board, Chief Executive Officer and President of LDI Management, Inc. and is also a director of IPL.

Compensation of Directors

     Employee directors receive no compensation other than their normal salary for serving on the Board or its committees. Non-employee directors receive the following fees for their service on the Board:

      Annual Retainer Fees:
       Board of Directors    $10,000
       Executive Committee    15,000
       Audit Committee         4,000
      Meeting Fees:
       Board of Directors    $   500
       Executive Committee         0
       Audit Committee           500


     The Chairperson of the Audit Committee receives an additional fee of $1,500 annually. Directors of IPALCO and its subsidiaries are limited to two annual fees. Members of the Executive and Audit Committees of both IPALCO and IPL are limited to one annual fee.

     Outside directors of IPALCO receive an annual grant of options to purchase 3,000 shares of IPALCO common stock on May 1 of each year, if they have served as a director of IPALCO for the prior 12 months. The options become exercisable six months after the date of grant. The exercise price of these options is equal to the fair market value of IPALCO's common stock on the date of grant. The options expire after ten years.

     Directors may elect to defer part or all of their annual retainer, attendance or committee fees under a non-qualified, unfunded deferred compensation plan. Deferred amounts earn interest equal to IPL's cost of capital as determined by the Indiana Utility Regulatory Commission in IPL's last general retail electric rate order, unless otherwise determined by the Compensation Committee.

Certain Business Relationships

     During 1998, companies associated with Anthem Insurance Companies, Inc. ("Anthem") administered health care programs for IPALCO and its subsidiaries, including IPL, under contracts that involve payments to Anthem aggregating approximately $16 million. Mr. L. Ben Lytle is Chairman, President and Chief Executive Officer of Anthem.

     IPL engaged Rowland Design, Inc. for architectural and design services for certain improvements to IPL's corporate offices located at One Monument Circle. During 1998, IPL paid fees of approximately $65,000 under such agreements. Mrs. Sallie W. Rowland is Chairman and CEO of Rowland Design, Inc.

Vote Required For Election of Directors

     Under Indiana law, directors are elected by plurality vote at a meeting where a quorum (a majority of shares issued and outstanding) is present. Shares represented for any purpose are deemed present for quorum purposes. Withheld votes and broker non-votes will not impact the outcome of the election of directors.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

Compensation Policies Relating Generally to Executive Officers

     The Compensation Committee ("Committee") of the Board of Directors ("Board") of IPALCO Enterprises, Inc. ("IPALCO"), in consultation with its outside advisor, establishes the compensation policies of IPALCO and its subsidiaries, including IPL, with regard to all officers. The Committee recommends to the Board the adoption or amendment of compensation plans for officers, including the named executive officers. On authority of the full Board, the Committee administers all such plans, including establishing officers' base salary levels, reviewing and approving performance measures and goals for both annual and long-term incentive plans, and approving incentive awards.

     The Committee is made up of five non-employee directors whose philosophy is to attract, retain, and motivate a high quality management team by providing a strong and direct link between IPALCO performance and officer compensation, with a significant portion of total compensation being dependent upon measurable performance objectives. The compensation program for named executive officers and other selected officers had four basic components in 1998: base salary, a performance-based annual incentive plan, a long-term performance and restricted stock incentive plan, and a stock option plan. It is the policy of the Committee that the compensation program should directly link executive and shareholder interests.

Base Salary

     During 1998 the Committee thoroughly reviewed base salary of officers, including the named executive officers, in light of IPALCO's transformation from a more traditional utility to a more general industry company. The Committee approved a new base salary structure prepared by the outside consultant based on general industry S & P 500 and S & P 400 Mid-Cap companies with comparable market value to IPALCO. The new base salary structure is designed for the three-year period 1998 through 2000, uses six broadbanded pay ranges with band assignment made based on the external market and internal role within IPALCO, and provides the ability to pay base salaries within a 40th to 75th percentile range. Another component of the new base salary structure is the departure from annual salary increases to perhaps, and in most cases, increases once every three years. Exception to base salary increases once every three years would be new officers paid below median or officers performing at a truly exceptional level.

     The Committee established 1998 base salaries for officers, including the named executive officers, between the 40th to 75th percentile for similar positions within comparable market value S & P 500 and S & P Mid-Cap 400 general industry companies. The Committee considered both company and individual performance in approving the range of 1998 base salary increases and if the increase was for a one-year, two-year, or three-year period.

     In 1998 twenty-two officers, including all named executive officers, received a base salary increase which for most officers, including all named officers, was the first base salary increase since 1996. The total 1998 officer base salaries were 1% less than the total 1997 officer base salaries due to a reduction in the number of officers.

     The comparative compensation data for electric utility industry competitors used by the Committee was derived from an executive compensation database maintained by the outside consultant and the annual Edison Electric Institute Executive Compensation Survey. Data for general industry was drawn from three national executive compensation surveys provided by the outside consultant and from an analysis prepared by the outside consultant on comparable executive position compensation within the S & P 500 and S & P 400 Mid-Cap general industry companies with market values of between $1.5 billion and $3.0 billion (202 companies met this criteria.)

Annual Incentive Plan

     The IPALCO Annual Incentive Plan is a performance-based plan which measures company performance in four equally weighted criteria: Net Income, Customer Satisfaction, Productivity, and Budget Compliance. Target awards are set at comparable market value general industry medians. Participants in the Plan are approved in advance of the plan year by the Committee. All participants, including the named executive officers, are measured against performance goals which are established by the Committee and announced at the beginning of the year. Goals are set at Threshold, Target, and Maximum levels, with Threshold performance required for any award in each criterion; however, if the Threshold goal for Net Income is not met, no payout is made regardless of the performance in any other criteria. Each performance level is assigned an award value, with interpolation for performance between levels. For named executive officers, performance at Threshold, Target, and Maximum levels respectively warrants a payout of 10%, 22.5%, and 35% of base salary. Factors ranging from .75 to 3.0 are applied to the award percentage based upon the participant's position.

     The Plan permits the reduction or elimination of an award should an individual participant's performance be below expectations. No awards were reduced in 1998.

     For 1998, the Company met the Maximum performance goals in all four performance measures: Net Income, Customer Satisfaction, Productivity, and Budget Compliance.

Long-Term Performance and Restricted Stock Incentive Plan

     The performance-based restricted stock plan is designed to focus the attention of prospective participants on long-term company objectives and performance. Participation is subject to Committee approval and is limited to key employees (including non-officers) who contribute on a continuing basis to the strategic and long-term growth of the Company.

     Program II (1998-2000) of the Plan measures Company performance in Total Return to Shareholders compared to companies included in the S & P 500 Index during the three-year measuring period. Target awards are set approximately at comparable market value general industry medians. Conditional restricted stock grants, at target levels ranging from 20 shares per $1,000 of base compensation to 50 shares per $1,000 of base compensation, are awarded at the beginning of each three-year performance period. Final awards are based upon IPALCO's ranking in Total Return to Shareholders among the S & P 500 companies over the performance period, with one-third of the shares to be paid during each of the fourth (2001), fifth (2002), and sixth (2003) years after the beginning of the performance period. The performance period for Program II will end December 31, 2000. On December 31, 1998, the end of the first year in the three-year performance period, IPALCO ranked in the top quartile, 123rd among the S & P 500 companies.

     Program I (1995-1997) of the Plan measured Company performance in Total Return to Shareholders and in Cost Effective Service (net income as a percentage of utility revenues) compared with the performance of a Peer Group of 15 comparable utilities. Criteria for selection of peer companies included revenue size and sources, market-to-book ratio, fuel source, and dividend yield, among other criteria. Target awards were set approximately halfway between general industry and utility medians. Conditional restricted stock grants, at Target levels ranging from 10% to 35% of base salary, were awarded at the beginning of the three-year performance period. Final awards were based upon IPALCO's ranking within the Peer Group over the performance period, with one-third of the shares to be paid during each of the fourth (1998), fifth
(1999), and sixth (2000) years after the beginning of the performance period. The performance period for Program I ended December 31, 1997 with IPALCO ranked 1st in Total Return to Shareholders and 1st in Cost Effective Service.

     Using the schedule specified in the Plan for the level of performance achieved under Program I, and an IPALCO Common Stock market value on January 14, 1998 of $41.91, the named executive officers received incentive payments for the first Program I payout totalling $1,811,727.00 in 1998.

Stock Options

     The Compensation Committee strongly believes management is in a position to exert the greatest influence on those strategic decisions which affect IPALCO's long-term financial success and the creation of shareholder value. Thus, the Compensation Committee has maintained a posture that particularly senior officers, including the named executive officers, should have a portion of their long-term incentive compensation tied directly to the stock price performance. As reported in IPALCO's 1997 and 1998 proxy statements, on March 25, 1997, all named executive officers were granted stock options in varying amounts at an exercise price of $31.375 per share, vesting immediately. No additional stock options were granted to named executive officers during 1998; however, during the year the Committee granted a total of 90,000 stock options in varying amounts to two officers and four non-officers.

Basis for Chief Executive Officer's Compensation

     The Chief Executive Officer's ("CEO") compensation continues to be directly and explicitly linked to IPALCO performance with consideration given to the Committee's assessment of his individual performance. The Committee thoroughly reviews the CEO's performance, including strategic direction, leadership and management team development, as well as overall company performance. The Committee's review is both subjective and objective. IPALCO performance data used in the incentive plans plus other financial, operations, service, and administrative data are considered. The Committee closely followed IPALCO's performance during 1997 and 1998 compared to the S & P 500 Index and the S & P Electric Companies Index. IPALCO substantially outperformed both of these market measurements in 1997 and again in 1998.

     Total 1998 compensation for the CEO (including base salary, Annual Incentive Plan payment, and stock associated with the Long-Term Performance and Restricted Stock Incentive Plan and stock options) is shown in Tables I and II. His total compensation was above the median of comparable electric utility industry CEOs but was below the median of CEO compensation in comparable market value and high-performing general industry companies.

     At Target performance, under the current compensation program, approximately 56% of the CEO's total direct compensation is variable and at risk. During 1998, approximately 69% of the CEO's actual total direct compensation was at risk.

Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code will not permit a public corporation to deduct, for federal income tax purposes, annual compensation in excess of $1 million paid to certain top executives, unless that compensation qualifies as "performance based" compensation. This limitation will have insignificant impact on IPALCO with respect to executive compensation paid in 1998. The Committee continues to review this issue with the present intent to limit the effect of Section 162(m) where appropriate to ensure the continued deductibility of its executive compensation.

                                       The Compensation Committee of the
                                       Board of Directors of IPALCO
                                       Enterprises, Inc.

                                       Otto N. Frenzel III, Chairman
                                       Robert A. Borns
                                       Rexford C. Early
                                       Max L. Gibson
                                       Thomas H. Sams

                      COMPENSATION OF EXECUTIVE OFFICERS

Nature and Types of Compensation

     The two tables that follow disclose all plan and non-plan compensation awarded to, earned by, or paid to the Chairman of the Board and Chief Executive Officer ("CEO") and to the five named executive officers other than the CEO who are the most highly compensated key policy-making executive officers of IPL. The tables include a Summary Compensation Table (Table I), and an Aggregated Option/SAR Exercises In Last Fiscal Year and Fiscal Year-End Option/SAR Values Table (Table II). No table is presented for Option/SAR Grants in Last Fiscal Year since no options were granted to the named executive officers in 1998. No table is presented for Long-Term Incentive Plans since the issuance of restricted stock under the Long-Term Performance and Restricted Stock Incentive Plan is included in the Summary Compensation Table (Table I).

                          SUMMARY COMPENSATION TABLE

                                    TABLE I

                                                               Long-Term Compensation
                                                           ------------------------------
                                Annual Compensation        Awards     Awards     Payouts
                         --------------------------------- ---------- ---------- --------
                                                Other                 Securities
                                                Annual     Restricted Underlying          All Other
                                                Compen-    Stock      Options/   LTIP     Compen-
Name and                      Salary   Bonus    sation(2)  Awards(3)  SARs(4)    Payouts  sation(6)
Principal Position       Year ($) (1)  ($)      ($)        ($)        (#)        (5) ($)  ($)
------------------       ---- -------  -----    ---------  ---------- ---------- -------- ---------
John R. Hodowal          1996 $515,125 $272,370 $  229,775    -0-        -0-     $111,333  $6,000
Chairman & President;    1997  532,958  468,125     70,087    -0-      250,000    127,550   5,831
Chairman & CEO of IPL    1998  637,897  677,250  1,693,360 $1,586,497    -0-      757,607   6,400
Ramon L. Humke           1996 $432,812 $228,935 $  200,277    -0-        -0-     $ 92,296  $6,000
Vice Chairman;           1997  450,778  395,937    236,242    -0-      125,000    106,147   5,831
President & COO of IPL   1998  480,990  508,375    841,754 $1,348,452    -0-      635,481   6,400
John R. Brehm            1996 $236,394 $ 83,253 $    7,788    -0-        -0-     $ 34,996  $6,698
Vice President &
 Treasurer;              1997  240,781   84,595      7,512    -0-       75,000     39,858   5,630
SVP, Finance of IPL      1998  277,859  147,297     36,288 $  518,399    -0-      199,492   6,757
Joseph A. Gustin         1996 $205,394 $ 48,195 $    9,429    -0-        -0-     $ 28,979   -0-
Vice President,
 Information             1997  209,206   42,000     11,390    -0-       45,000     33,768   -0-
Services of IPL          1998  209,206   55,125      4,576 $  216,234    -0-        -0-     -0-
Paul S. Mannweiler       1996  -0-       -0-        -0-       -0-        -0-        -0-     -0-
Senior Vice President,   1997 $175,008 $ 61,250 $    4,703 $   34,288   30,000      -0-    $6,316
External Affairs of IPL  1998  177,760   62,417      7,610    197,881    -0-     $ 35,414  $6,519
Bryan G. Tabler          1996 $218,184 $ 76,907 $   17,077    -0-        -0-     $ 10,652  $6,119
Vice President,
 Secretary &             1997  225,742   79,310     20,053    -0-       45,000     21,197   5,081
General Counsel;         1998  234,268   82,437     58,294 $  346,525    -0-      183,733   5,714
SVP, Secretary and
 General
 Counsel of IPL

--------------------------------------------------------------------------------

FOOTNOTES TO SUMMARY COMPENSATION TABLE

(1) The named executive officers did not receive a salary increase from 1996 to 1997. Salary increases, if applicable take effect in May. 1996 figures reflect 4 month's pay at 1995 base salary rates and 8 months at 1996 base salary rates, while 1997 figures reflect 12 month's pay at the 1996 base salary rates.

(2) Represents taxes paid by IPALCO and/or IPL on accrued interest and contributions of principal under the Funded Supplemental Retirement Plan (See "Pension Plans"). Includes $10,227, $17,783, and $38,751 earned in above market interest on deferred compensation for Mr. Humke in 1996, 1997, and 1998, respectively.

(3) Restricted common stock awards pursuant to the IPALCO Enterprises, Inc. Long-Term Performance and Restricted Stock Incentive Plan (the "Restricted Stock Plan") are valued at the closing market price as of the date of the award. Dividends on the restricted common stock are payable to the named officers. Amounts shown for 1998 represent shares awarded in January, 1998 under the 1995-1997 performance period (Cycle 1) as a result of IPALCO's performance during that period and to reflect actual salary during that period, and shares awarded in January, 1998 for the 1998-2000 performance period (Cycle 2) as follows:

                                 Cycle 1                  Cycle 2
                         ------------------------ ------------------------
     John R. Hodowal     11,566 shares $  484,731 26,750 shares $1,101,766
     Ramon L. Humke       9,940 shares $  416,585 22,625 shares $  931,867
     John R. Brehm        2,868 shares $  120,198  9,668 shares $  398,201
     Joseph A. Gustin       -0- shares        -0-  5,250 shares $  216,234
     Paul S. Mannweiler     422 shares $   17,686  4,375 shares $  180,195
     Bryan G. Tabler      2,701 shares $  113,198  5,665 shares $  233,327

         The total shares awarded under Cycle 1 vest in one-third increments in the years 1998, 1999 and 2000 and are paid out in cash or stock, at the election of the named officer. Under the terms of the Restricted
    Stock Plan, no additional shares will be awarded to the named officers before 2001. Upon completion of the performance period for Cycle 2, the total shares to be awarded will be 0-400% of the award listed. This total will vest in one-third increments in the years 2001, 2002, and 2003 and is paid out in cash or stock, at the election of the named officer.

         Restricted common stock holdings and the values thereof based on the closing price of the common stock at year end are as follows:

     John R. Hodowal     62,905 shares $3,487,296
     Ramon L. Humke      52,950 shares $2,935,416
     John R. Brehm       19,188 shares $1,063,735
     Joseph A. Gustin     5,250 shares $  291,047
     Paul S. Mannweiler   6,064 shares $  336,173
     Bryan G. Tabler     14,433 shares $  800,129

(4)  No options have stock appreciation rights.

(5) Payouts shown for 1996 and 1997 were made pursuant to the 1990 Long-Term Incentive Plan (the "LTIP Plan"). The LTIP Plan was replaced by the Restricted Stock Plan and no additional payments will be made under the LTIP Plan. Payouts shown for 1998 were made pursuant to the Restricted Stock Plan.

(6) Represents contributions made by IPL to the Trustee of the Employees' Thrift Plan.

-------------------------------------------------------------------------------

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES


                                                   Number of
                                                   Securities      Value of
                                                   Underlying      Unexercised
                                                   Unexercised     In-the-Money
                                                   Options/SARs    Options/SARs
                       Shares         Value        at FY-End(#)    FY-End($)*
                       Acquired On    Realized     Exercisable/    Exercisable/
  Name                 Exercise (#)   ($)          Unexercisable   Unexercisable
--------------------------------------------------------------------------------
  John R. Hodowal        430,000      $9,024,002        -0-(e)          -0-
                                                        -0-(u)          -0-
--------------------------------------------------------------------------------
  Ramon L. Humke          38,873      $1,130,262    191,127(e)      $5,017,941
                                                        -0-(u)          -0-
--------------------------------------------------------------------------------
  John R. Brehm           67,500      $1,534,194     60,000(e)      $1,443,750
                                                        -0-(u)          -0-
--------------------------------------------------------------------------------
  Joseph A. Gustin        20,947      $  441,672     45,000(e)      $1,082,812
                                                        -0-(u)          -0-
--------------------------------------------------------------------------------
  Paul S. Mannweiler      1,000       $   21,187     29,000(e)      $  697,812
                                                        -0-(u)          -0-
--------------------------------------------------------------------------------
  Bryan G. Tabler         10,000      $  181,250     35,000(e)      $  842,188
                                                        -0-(u)          -0-


(e)Exercisable.
(u)Unexercisable.
*Based upon year-end closing market price of $55.4375 per share of common stock.

                                    TABLE II

                               PERFORMANCE GRAPH


                                   TABLE III

             CUMULATIVE TOTAL RETURN ASSUMING DIVIDEND REINVESTMENT

                           1993    1994     1995     1996     1997     1998
----------------------------------------------------------------------------
  IPALCO                   100     90.65   122.63   138.94   220.20   297.87
----------------------------------------------------------------------------
  S&P 500                  100    101.32   139.40   171.40   228.59   293.91
----------------------------------------------------------------------------
  S&P 500 ELEC COMPANIES   100     86.93   113.96   113.77   143.63   165.86


Source: Standard and Poor's Compustat Custom Data Services.

Performance Graph

     The Performance Graph (Table III) on the preceding page plots the total cumulative return that shareholders of IPALCO received (solid line) during the period from December 31, 1993 through December 31, 1998, compared with the total cumulative return to shareholders of companies comprising the S & P 500 Index (dash line) and the S & P Electric Companies Index (bold dash line). The Graph reflects IPALCO's superior return as compared to the electric utility industry and is one of the bases for the Chief Executive Officer's compensation disclosed in the Compensation Committee Report set forth in this Information Statement.

Pension Plans

     Table IV below illustrates the combined annual retirement benefits computed on a straight-life annuity basis that are payable under the Base Retirement Plan and the Funded Supplemental Retirement Plan (assuming continuous employment to age 65) to named executive officers having the remuneration and years of service shown.


                            PENSION PLAN TABLE (1)

                        Years of
         Remuneration   Service
  ------------------------------------------------------------------
                           15       20       25       30       35
                           -----------------------------------------
       $125,000         $ 75,000 $ 75,000 $ 75,000 $ 75,000 $ 75,000
        150,000           90,000   90,000   90,000   90,000   90,000
        175,000          105,000  105,000  105,000  105,000  105,000
        200,000          120,000  120,000  120,000  120,000  120,000
        225,000          135,000  135,000  135,000  135,000  135,000
        250,000          150,000  150,000  150,000  150,000  150,000
        300,000          180,000  180,000  180,000  180,000  180,000
        400,000          240,000  240,000  240,000  240,000  240,000
        450,000          270,000  270,000  270,000  270,000  270,000
        500,000          300,000  300,000  300,000  300,000  300,000

  -------
  (1)  This table takes into account the latest Internal Revenue Code
       Section 415 benefit limitations and Internal Revenue Code
       Section 401(a)(17) compensation limitation applicable to the Base Retirement Plan. Benefits for both the Base Retirement Plan portion and Funded Supplemental Retirement Plan portion of the combined amounts have been shown without adjustment for income taxes.

                                   TABLE IV

     IPL's Employees' Retirement Plan (the "Base Retirement Plan") covers all permanent employees with one (1) year of service but excludes directors unless they are also officers. It provides fixed benefits at normal retirement age based upon compensation and length of service, the costs of which are computed actuarially. The remuneration covered by the Plan includes "Salary" and "Bonus" but excludes "Other Compensation," annual or otherwise, as those terms are used in the Summary Compensation Table (Table I). Benefits are calculated on the basis of the highest average annual salary in any 60 consecutive months of employment. Years of service for Pension Plan purposes of named executive officers are as follows: Mr. Hodowal--30, Mr. Humke--9, Mr. Brehm--23, Mr. Gustin--27, Mr. Mannweiler--2, and Mr. Tabler--4.

     The Funded Supplemental Retirement Plan referred to above is applicable to the named executive officers and, at reduced benefits, to all other officers of IPALCO and IPL. In addition to the Base Retirement Plan and Funded Supplemental Retirement Plan benefits described above, the Funded Supplemental Retirement Plan also provides Mr. Hodowal with a straight-life annuity of $130,000 per year commencing at age 65, which benefit is reduced for early retirement. Contributions and accrued interest credited during 1998 to the accounts of Messrs. Hodowal, Humke, Brehm, Gustin, Mannweiler and Tabler amounted to $2,062,000, $916,000, $41,000, $-0-, $9,000 and $68,000,
respectively (in addition to the federal, state and local income tax payments reflected in Table I above). Contributions are based on actuarial assessments of benefits projected to accrue to such officers under the Funded Supplemental Retirement Plan upon termination of employment at normal retirement age and at current salary levels.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

     IPL has an employment contract with Mr. Hodowal which provides for an indefinite term that is convertible into a fixed 3-year term upon notice. IPL has an employment contract with Mr. Humke which provides for a 3-year term expiring on December 31, 1999. Such contracts terminate upon death, total disability or retirement. Should they be terminated without "cause" or resign for "good reason" (as those terms are defined in the contract--see below), the executives would continue to receive their Salary, as that term is used in Table I above, for up to 3 years thereafter, less any severance payments received from other agreements.

     All officers of IPL have Termination Benefits Agreements, dated on or after January 1, 1993. These Agreements provide for payment of severance benefits equal to 299.99% of the last 5 years' average compensation (as defined in 280G of the Internal Revenue Code) payable by IPALCO and its subsidiaries which was includable in the gross income of the officer, if IPALCO or IPL undergoes an "acquisition of control" while the agreement is in effect and if, within 3 years after an acquisition of control, any such officer is terminated without "cause" or resigns for "good reason," as those terms are therein defined (see below).

     The term "without "cause"' is defined in the employment contracts and Termination Benefits Agreements discussed above to mean in the absence of fraud, dishonesty, theft of corporate assets or other gross misconduct, as set out in a good faith determination of the Board of Directors. The term "resign for good reason"' is defined in the same agreements to mean generally, and subject to lengthy qualifications and amplification, demotion; assignment of duties inconsistent with the officer's status, position or responsibilities; reduction in base salary or failure to grant annual increases commensurate with increases of other officers; relocation of the headquarters of IPALCO or IPL to a location outside Greater Indianapolis; or termination of the executive's participation in, or the existence of, an incentive compensation, insurance or pension program. The term "acquisition of control" in such contracts means, generally and subject to lengthy amplification and qualifications therein, acquisition by any person, entity, or group of 20% or more of the combined voting power of the outstanding securities of IPALCO entitled to vote in the election of directors, excluding acquisitions by or from IPALCO or any acquisition by any employee benefit plan of IPALCO or IPL; change in majority membership of the Board of Directors other than by normal succession; certain reorganizations, mergers or consolidations resulting in control of the reorganized, merged, or consolidated entity by persons not previously in control of IPALCO; approval by the shareholders of complete liquidation or dissolution of IPALCO, or of a sale of all or substantially all of its assets to an entity not controlled by directors and holders of voting securities who were directors and holders of voting securities of IPALCO prior to the transaction.

     A Benefit Protection Fund and Trust Agreement ("Fund") is also in effect to pay litigation expenses in the event it becomes necessary for any officer to enforce the employment contracts and Termination Benefits Agreements above described. The Fund is held in trust by National City Bank of Indiana, and at December 31, 1998, the sum of $1,012,924 was reserved in trust for such expenses.

     By order of the Board of Directors.

                                       Indianapolis Power & Light Company
                                       By: Bryan G. Tabler, Secretary

Indianapolis, Indiana
March 15, 1999
-------------------------------------------------------------------------------